Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Daniel Gagnier/

Nathaniel Garnick

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP REPORTS FOURTH QUARTER

AND FULL YEAR 2014 RESULTS

NEW YORK, NY – March 13, 2015 – Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company”) today reported financial results for the quarter and year ended December 31, 2014.

Fourth Quarter Highlights

•	Adjusted EBITDA, defined below, was $17.7 million in the fourth quarter of 2014, an increase of $0.2 million, or 1%, from the same period in 2013.

•	Excluding The Light Group (“TLG”), the controlling interests of which the Company sold in January 2015, as discussed below, Adjusted EBITDA was $16.2 million for the fourth quarter of 2014, an increase of $0.1 million, or 0.7%, from the same period in 2013.

•	Operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 90 basis points during the fourth quarter of 2014 as compared to the same period in 2013, primarily as a result of cost saving initiatives implemented in 2014.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels decreased by 0.8% on a year-over-year basis during the fourth quarter of 2014. System-Wide Comparable Hotels’ room revenues plus resort fees increased 1.1% during the fourth quarter of 2014 as compared to the same period in 2013.

•	In November 2014, the Company continued its global expansion with the opening of 10 Karaköy, a 71-room Morgans Original in Istanbul, Turkey. This marked the Company’s third new hotel opening in 2014, preceded by Delano Las Vegas and Mondrian London.

•	In the fourth quarter of 2014, the Company repaid and retired its outstanding $49.1 million of Convertible Notes and $19.1 million of TLG Promissory Notes held by the minority owners of TLG.

•	On January 23, 2015, the Company completed the sale of its equity interests in TLG for net proceeds of $32.8 million (the “TLG Equity Sale”). As a result, pro forma cash as of December 31, 2014 was $46.3 million.

•	The Company added two additional guestrooms at Hudson during the fourth quarter of 2014. These rooms, coupled with the 10 additional guestrooms added in the third quarter of 2014, bring the room count at Hudson to 878 as of December 31, 2014. The Company currently has 60 single room occupancy units (“SROs”) remaining at Hudson, which it intends to convert, together with other space in the hotel, into additional guest rooms in the future.

Full Year Highlights

•	Adjusted EBITDA was $55.1 million for the year ended 2014, a $2.9 million or 5.6% increase over the year ended 2013, due to EBTIDA growth at all of the Company’s Owned Hotels.

•	Excluding TLG, Adjusted EBITDA was $48.7 million, a $4.8 million or 10.9% increase for the year ended 2014 as compared to same period in 2013.

•	Operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 260 basis points for the year ended 2014 as compared to the same period in 2013, primarily as a result of cost saving initiatives implemented in 2014.

•	RevPAR for System-Wide Comparable Hotels increased 2.8% for the year ended December 31, 2014 as compared to the same period in 2013. System-Wide Comparable Hotels’ room revenues plus resort fees increased 3.3% during 2014 as compared to the same period in 2013.

Jason T. Kalisman, Interim Chief Executive Officer, stated, “Throughout 2014, we continued to make progress against our plan of strengthening our balance sheet and delivering on our asset-light, brand focused strategy, leveraging our position as the leader in the international boutique hotel segment. We successfully refinanced the debt of Hudson and Delano on attractive terms, streamlined our cost-structure throughout the organization and sold our controlling interest in TLG – all of which has led to stronger financial positioning, value creation and a greater ability to grow our portfolio of one-of-a-kind brands. We’re extremely pleased with these achievements and the performance of our current operations and our key projects in 2014 – including Mondrian London and Delano Las Vegas.”

Fourth Quarter 2014 Operating Results

Adjusted EBITDA for the fourth quarter of 2014 was $17.7 million, an increase of $0.2 million, or 1.0%, over the same period in 2013. Excluding TLG, the equity interests of which were sold in January 2015, Adjusted EBITDA was $16.2 million for the fourth quarter of 2014, an increase of $0.1 million, or 0.7%, from the same period in 2013.

EBITDA at the Company’s Owned Hotels experienced an approximately 1% increase during the fourth quarter of 2014 as compared to the same period in 2013 due primarily to an 11.3% increase at Delano South Beach, which was partially offset by a 4.4% decrease at Hudson.

RevPAR at System-Wide Comparable Hotels decreased by 0.8% in the fourth quarter of 2014 as compared to the same period in 2013, due to a 1.2% decrease in ADR offset in part by a 0.4% increase in occupancy. The Company implemented a resort fee at certain of its hotels in 2014. System-Wide Comparable Hotels’ room revenues plus resort fees increased 1.1% during the fourth quarter of 2014 as compared to the same period in 2013.

RevPAR from System-Wide Comparable Hotels in New York decreased 3.9% for the quarter ended December 31, 2014 over the same period in 2013, due to decreased ADR. Occupancy at the Company’s New York hotels stayed strong at 91.3%, remaining even with occupancy reported during the fourth quarter of 2013. RevPAR at Hudson decreased by 5.3% during the fourth quarter of 2014 as compared to 2013. Occupancy at Hudson was relatively even with an increase of 0.2% to 92.1% for the quarter. ADR at Hudson declined 5.5% during the quarter, primarily as a result of an increase in competitive room supply. Hudson’s room revenues plus resort fees decreased by 0.7% during the fourth quarter of 2014 as compared to the same period in 2013.

RevPAR from System-Wide Comparable Hotels in Miami decreased 4.4% in the fourth quarter of 2014 as compared to the fourth quarter of 2013. Delano South Beach experienced a RevPAR decrease of 4.9% during the fourth quarter of 2014 as compared to the same period in 2013, primarily due to market softness in October and November partially offset by a 4.4% ADR increase in December 2014 as compared to December 2013. EBITDA at Delano South Beach increased 11.3% in the fourth quarter of 2014, compared to the same period in 2013, primarily due to a strong food and beverage performance, the implementation of a resort fee in the latter half of 2014, and operating efficiencies. Delano’s room revenues plus resort fees decreased 1.7% in the fourth quarter of 2014 as compared to the same period in 2013.

The Company’s System-Wide Comparable Hotels on the West Coast generated 13.9% RevPAR growth in the fourth quarter of 2014 as compared to 2013, with a 21.5% RevPAR increase at Mondrian Los Angeles and a 9.2% RevPAR increase at Clift.

The Company’s managed hotels in London, Sanderson, St Martins Lane, and Mondrian London, are non-comparable during 2014 due to a major renovation of Sanderson and St Martins Lanes’ guestrooms and public spaces, and the opening of Mondrian London on September 30, 2014.

Management fees increased $0.7 million, or 13.1%, during the fourth quarter of 2014 as compared to the same period in 2013, primarily due to fees from the newly opened Mondrian London.

Hotel operating expenses decreased $2.8 million, or 6.5%, during the fourth quarter of 2014 as compared to the same period in 2013, primarily due to cost-saving initiatives implemented in May 2014. As a result, operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 90 basis points during the fourth quarter of 2014 as compared to the same period in 2013.

Corporate expenses, excluding stock compensation expense, were relatively flat with a 0.4% increase during the fourth quarter of 2014 as compared to the same period in 2013.

Interest expense increased by $0.8 million, or 7.2%, during the fourth quarter of 2014 as compared to the same period in 2013, primarily due to a larger debt balance outstanding during the fourth quarter of 2014 as compared to the fourth quarter of 2013.

The Company recorded a net loss of $6.7 million in the fourth quarter of 2014 compared to a net loss of $6.4 million in the fourth quarter of 2013.

Full Year Operating Results

For the full year 2014, Adjusted EBITDA was $55.1 million, an increase of 5.6% from 2013, primarily due to operational efficiencies in 2014. RevPAR at System-Wide Comparable Hotels increased by 2.8% in 2014 as compared to 2013, driven by a 1.8% increase in occupancy and 1.0% increase in ADR. Operating margins at the Company’s Owned Hotels and leased food and beverage operations increased approximately 260 basis points for the year ended 2014, as compared to the same period in 2013, primarily as a result of cost saving initiatives implemented in 2014. Corporate expenses, excluding stock compensation expense and The Light Group, were $19.0 million, a decrease of $2.8 million or 12.9%

from 2013. The Company recorded a net loss of $50.7 million for the year ended December 31, 2014, compared to a net loss of $44.2 million for the year ended December 31, 2013 due primarily to increased interest expense offset by the positive impact of operational efficiencies.

Balance Sheet and Liquidity

The Company’s total consolidated debt at December 31, 2014 was $605.7 million, which includes $99.9 million of capital lease obligations related primarily to Clift.

At December 31, 2014, the Company had approximately $13.5 million in cash and cash equivalents and $13.9 million in restricted cash.

On January 23, 2015, the Company completed the TLG Equity Sale to Hakkasan Holdings LLC for $32.8 million, net of closing costs. Had the TLG Equity Sale been completed on December 31, 2014, pro forma cash and cash equivalents would have been approximately $46.3 million. As a result of the TLG Equity Sale, the assets and liabilities of TLG have been classified as held for sale on the Company’s December 31, 2014 and 2013 consolidated balance sheets.

During the fourth quarter of 2014, the Company repaid and retired the outstanding Convertible Notes of approximately $49.1 million and the TLG Promissory Notes of approximately $19.1 million, with cash on hand. In October 2014, the Company funded its Mondrian London key money obligation of approximately $15.3 million (£9.4 million).

As of December 31, 2014, the Company had approximately $391.0 million of remaining Federal tax net operating loss carryforwards to offset future income, including gains on asset sales.

Development

In November 2014, the Company continued its global expansion with the opening of 10 Karaköy, a 71-room Morgans Original in Istanbul, Turkey, which is subject to a franchise agreement. This marked the Company’s third new hotel opening in 2014, preceded by Delano Las Vegas and Mondrian London, both of which opened in September 2014.

Additionally, the Company has a management agreement for a Mondrian in Doha, Qatar which is expected to open in late 2015.

The Company added two additional guestrooms at Hudson during the fourth quarter of 2014. These rooms, coupled with the 10 additional guestrooms added in the third quarter of 2014, bring the room count at Hudson to 878 as of December 31, 2014. The total cost of these 12 new guestrooms was approximately $2.0 million. The Company currently has 60 SROs remaining at Hudson, and, together with other space in the hotel, it intends to convert into guest rooms in the future.

Investor Conference Call

The Company will host a conference call to review its quarter and 2014 full year’s results on Friday, March 13, 2015 at 9:00 AM Eastern time. The call will be webcast live over the Internet and will be accessible at www.morganshotelgroup.com under the Investors section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call will also be accessible live over the phone by dialing (877) 874-1586 (within U.S.) or (719) 325-4765 (outside U.S.) and providing the following passcode: 1908175. A playback of the conference call will be available beginning at 12:00 p.m. ET, Friday, March 13, 2015, through March 20, 2015. To access the playback, please dial (888) 203-1112 (within U.S.) or (719) 457-0820 (outside U.S.) and enter passcode 1908175.

Additional Definitions

“Adjusted EBITDA,” as adjusted for certain items as described below in “Non-GAAP Financial Measures,” means adjusted earnings before interest, taxes, depreciation and amortization, as further defined below. During the third quarter of 2014, the Company changed its definition of Adjusted EBITDA to include the operating results of Clift, an owned hotel. Management believes the inclusion of Clift, which is subject to a 99-year lease and accounted for as a financing, is a more accurate depiction of the Company’s operating results and is consistent with the Company’s presentation of Clift in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Prior periods have been restated to include Clift’s operating results in Adjusted EBITDA.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization.

“Owned Hotels” means Hudson in New York, Delano South Beach in Miami Beach, and Clift in San Francisco, which the Company leases under a long-term lease.

“System-Wide Comparable Hotels” means all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and hotels no longer managed by the Company. System-Wide Comparable Hotels for the quarter and year ended December 31, 2014 and 2013 exclude Sanderson and St Martins Lane in London, which were both under major renovations during 2014, Mondrian London, which opened on September 30, 2014, Delano Las Vegas, a licensed hotel, 10 Karaköy, a franchised hotel, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which the Company no longer manages effective November 12, 2013, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, New York, South Beach and London, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group also has expanded its brand through Delano in Las Vegas, a licensed hotel, and 10 Karaköy in Istanbul, Turkey, a franchised hotel. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements, including a Mondrian property in Doha, Qatar. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Forward-looking statements in this press release include, without limitation, statements regarding the Company’s expectation related to its ability to grow in the future, expected hotel openings and its development efforts, including the opening of new hotels in the future, and renovations at Hudson.

Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s levels of debt, its ability to refinance its current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, general volatility of the capital markets and the Company’s ability to access the capital markets and the ability of our joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict its operations; the Company’s history of losses; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests; the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to maintain its properties at the quality of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which the Company may not have full control; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality industry that are beyond the Company’s; our ability to comply with complex U.S. and international regulations, including regulations related to the environment, labor, food and beverage operations and data privacy; ability to maintain effective and competitive technology platforms; ownership of a substantial block of our common stock by a small number of investors and the ability of such investors to influence key decisions; the impact of any dividend payments or accruals on our preferred securities on our cash flow and the value of our common stock; the impact of any strategic alternatives considered by the special transaction committee of our Board of Directors and/or pursued by the Company; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2014, and other documents filed by the Company with the SEC from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenues :
Rooms	$33,021	$33,520	$123,781	$120,823
Food & beverage	21,056	24,372	82,233	84,085
Other hotel	2,093	1,479	6,225	4,863

Total hotel revenues	56,170	59,371	212,239	209,771
Management fee-related parties and other income	6,213	5,495	22,722	26,715

Total revenues	62,383	64,866	234,961	236,486
Operating Costs and Expenses :
Rooms	9,437	9,326	37,333	36,624
Food & beverage	15,613	17,428	60,447	61,763
Other departmental	942	839	3,311	3,261
Hotel selling, general and administrative	10,320	11,254	41,724	43,942
Property taxes, insurance and other	4,395	4,698	16,549	17,339

Total hotel operating expenses	40,707	43,545	159,364	162,929
Corporate expenses :
Stock based compensation	351	525	3,447	4,077
Other	4,652	4,632	22,583	23,549
Depreciation and amortization	6,981	6,839	28,875	27,374
Restructuring and disposal costs	2,162	3,500	14,531	11,451
Development costs	781	619	4,709	2,987
Impairment loss on receivables and other assets from managed hotel and unconsolidated joint venture	—	87	—	6,029

Total operating costs and expenses	55,634	59,747	233,509	238,396
Operating income (loss)	6,749	5,119	1,452	(1,910)
Interest expense, net	12,391	11,556	54,308	45,990
Equity in (income) loss of unconsolidated joint ventures	(2)	55	(9)	828
Gain on asset sales	(2,005)	(2,005)	(8,020)	(8,020)
Other non-operating expenses	1,785	1,437	3,735	2,726

Loss before income tax expense	(5,420)	(5,924)	(48,562)	(43,434)
Income tax expense	1,130	175	1,481	716

Net loss	(6,550)	(6,099)	(50,043)	(44,150)
Net income attributable to noncontrolling interest	(177)	(303)	(681)	(5)

Net loss attributable to Morgans Hotel Group	$(6,727)	$(6,402)	$(50,724)	$(44,155)
Preferred stock dividends and accretion	(3,879)	(4,340)	(15,827)	(14,316)
Net loss attributable to common stockholders	$(10,606)	$(10,742)	$(66,551)	$(58,471)
Loss per share:
Basic and diluted attributable to common stockholders	$(0.31)	$(0.32)	$(1.95)	$(1.78)
Weighted average common shares outstanding - basic and diluted	34,370	33,555	34,133	32,867

Selected Hotel Operating Statistics

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Year			Year
	Ended December 31,		%	Ended December 31,		%	Ended December 31,		%	Ended December 31,		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change	2014	2013	Change
BY REGION
Northeast Comparable Hotels (1)
Occupancy	91.3%	91.3%	0.0%				89.7%	88.6%	1.2%
ADR	$293.33	$305.14	-3.9%				$265.89	$269.76	-1.4%
RevPAR	$267.81	$278.59	-3.9%				$238.50	$239.01	-0.2%

West Coast Comparable Hotels (2)
Occupancy	87.9%	80.5%	9.2%				89.3%	84.9%	5.2%
ADR	$262.30	$251.37	4.3%				$273.16	$257.65	6.0%
RevPAR	$230.56	$202.35	13.9%				$243.93	$218.74	11.5%

Miami Comparable Hotels (3)
Occupancy	62.6%	68.1%	-8.1%				70.2%	70.7%	-0.7%
ADR	$392.40	$377.34	4.0%				$357.14	$347.47	2.8%
RevPAR	$245.64	$256.97	-4.4%				$250.71	$245.66	2.1%

United States Comparable Hotels (4)
Occupancy	83.2%	82.9%	0.4%				84.6%	83.1%	1.8%
ADR	$305.34	$309.07	-1.2%				$287.20	$284.33	1.0%
RevPAR	$254.04	$256.22	-0.8%				$242.97	$236.28	2.8%

International Comparable Hotels (5)
Occupancy
ADR
RevPAR

System-wide Comparable Hotels (6)
Occupancy	83.2%	82.9%	0.4%	83.2%	82.9%	0.4%	84.6%	83.1%	1.8%	84.6%	83.1%	1.8%
ADR	$305.34	$309.07	-1.2%	$305.34	$309.07	-1.2%	$287.20	$284.33	1.0%	$287.20	$284.33	1.0%
RevPAR	$254.04	$256.22	-0.8%	$254.04	$256.22	-0.8%	$242.97	$236.28	2.8%	$242.97	$236.28	2.8%

(1)	Northeast Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Hudson, Morgans, Royalton and Mondrian SoHo in New York. Ames in Boston is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013.
(2)	West Coast Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Mondrian Los Angeles and Clift in San Francisco. Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM Resorts International (“MGM”).
(3)	Miami Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Delano South Beach, Mondrian South Beach and Shore Club in Miami Beach, Florida.
(4)	United States Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Hudson, Morgans, Royalton, Mondrian SoHo, Mondrian Los Angeles, Clift, Delano South Beach, Mondrian South Beach and Shore Club. Ames is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013, and Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM.
(5)	The Company has no International Comparable Hotels for the periods ended December 31, 2014 and 2013. Sanderson and St Martins Lane in London are non-comparable, as they both were under major renovation during 2014. Mondrian London, which opened on September 30, 2014, is also non-comparable. 10 Karaköy, which opened in November 2014 and is subject to a franchise agreement is non-comparable. Delano Marrakech is non-comparable for the periods presented as the hotel was no longer managed by the Company effective November 12, 2013. Additionally, Hotel Las Palapas in Mexico is non-comparable, as this hotel is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company.
(6)	System-Wide Comparable Hotels include all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the periods ended December 31, 2014 and 2013 exclude Sanderson and St Martins Lane in London, which both were under renovations during 2014, Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM, Mondrian London, which opened on September 30, 2014, 10 Karaköy, which opened in November 2014 and is subject to a franchise agreement, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which the Company no longer manages effective November 12, 2013, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

Selected Hotel Operating Statistics

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Year			Year
	Ended December 31,		%	Ended December 31,		%	Ended December 31,		%	Ended December 31,		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change	2014	2013	Change
BY OWNERSHIP
Owned Comparable Hotels (1)
Occupancy	87.6%	86.5%	1.3%				88.2%	85.6%	3.0%
ADR	$283.89	$294.03	-3.4%				$267.78	$269.94	-0.8%
RevPAR	$248.69	$254.34	-2.2%				$236.18	$231.07	2.2%

Joint Venture Comparable Hotels (2)
Occupancy	77.8%	79.6%	-2.3%				81.5%	81.8%	-0.4%
ADR	$358.20	$346.38	3.4%				$318.34	$306.20	4.0%
RevPAR	$278.68	$275.72	1.1%				$259.45	$250.47	3.6%

Managed Comparable Hotels (3)
Occupancy	78.5%	78.4%	0.1%				80.1%	79.4%	0.9%
ADR	$317.43	$315.91	0.5%				$306.34	$298.18	2.7%
RevPAR	$249.18	$247.67	0.6%				$245.38	$236.75	3.6%

System-wide Comparable Hotels
Occupancy	83.2%	82.9%	0.4%	83.2%	82.9%	0.4%	84.6%	83.1%	1.8%	84.6%	83.1%	1.8%
ADR	$305.34	$309.07	-1.2%	$305.34	$309.07	-1.2%	$287.20	$284.33	1.0%	$287.20	$284.33	1.0%
RevPAR	$254.04	$256.22	-0.8%	$254.04	$256.22	-0.8%	$242.97	$236.28	2.8%	$242.97	$236.28	2.8%

Owned Hotels
Hudson
Occupancy	92.1%	91.9%	0.2%				90.9%	89.0%	2.1%
ADR	$251.72	$266.27	-5.5%				$229.25	$236.44	-3.0%
RevPAR	$231.83	$244.70	-5.3%				$208.39	$210.43	-1.0%

Delano South Beach
Occupancy	65.2%	69.1%	-5.6%				70.6%	68.6%	2.9%
ADR	$575.52	$571.20	0.8%				$520.41	$524.66	-0.8%
RevPAR	$375.24	$394.70	-4.9%				$367.41	$359.92	2.1%

Clift
Occupancy	88.8%	83.2%	6.7%				91.1%	86.7%	5.1%
ADR	$250.91	$245.34	2.3%				$255.55	$244.88	4.4%
RevPAR	$222.81	$204.12	9.2%				$232.81	$212.31	9.7%

(1)	Owned Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Hudson, Delano South Beach, and Clift in San Francisco.
(2)	Joint Venture Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Mondrian South Beach and Mondrian SoHo. Ames is non-comparable for the periods presented as effective April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel. Shore Club is non-comparable for the periods presented as effective December 30, 2013, the Company no longer had a meaningful ownership interest in the hotel. Prior to December 30, 2013, the Company owned Shore Club through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 7%. The Company continues to manage Shore Club. Effective March 6, 2015, the Company no longer holds any equity interest in Mondrian SoHo.
(3)	Managed Comparable Hotels for the periods ended December 31, 2014 and 2013 consist of Morgans, Royalton, Shore Club, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Sanderson and St Martins Lane in London, which both were under renovations during 2014, Mondrian London, which opened on September 30, 2014, Delano Marrakech, which was no longer managed by the Company effective November 12, 2013, Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company, and Ames, which was no longer managed by the Company effective July 17, 2013.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

The Company believes that EBITDA is a useful financial metric to assess its operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between the Company and its competitors. Given the significant investments that the Company and its joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. The Company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (“Adjusted EBITDA”) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because it believes the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of our assets. The Company excludes the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses, such as costs associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

•	Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, including the March 2014 corporate office termination plan and proxy contests, and gains or losses on asset disposals as part of major renovation projects or restructuring;

•	Development costs, including transaction costs related to the acquisition or termination of projects, internal development payroll and other costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•	Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures and managed hotels. The Company may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which the Company expects to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of the Company’s assets; and

•	Gains recognized on asset sales, as the Company believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its assets. In addition, the Company believes material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

The Company also makes an adjustment to EBITDA for hotels in which its percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on its actual ownership. In this respect, the Company’s method of calculating Adjusted EBITDA may change from prior periods, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

The Company believes Adjusted EBITDA provides management and its investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of its core on-going operations and is used extensively during its annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. The Company’s presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the Company’s results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of the Company’s liquidity. The Company compensates for these limitations by providing the relevant disclosure of its depreciation, interest and income tax expense, capital expenditures and other items in its reconciliations to its financial measures under U.S. GAAP and/or in its consolidated financial statements, all of which should be considered when evaluating its performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing the Company’s operating performance, you should not consider this data in isolation, or as a substitute for the Company’s net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss attributable to Morgans Hotel Group Co.	$(6,727)	$(6,402)	$(50,724)	$(44,155)
Interest expense, net	12,391	11,556	54,308	45,990
Income tax expense	1,130	175	1,481	716
Depreciation and amortization expense	6,981	6,839	28,875	27,374
Proportionate share of interest expense from unconsolidated joint ventures	1,154	(311)	4,598	6,311
Proportionate share of depreciation expense from unconsolidated joint ventures	385	88	1,567	1,944
Net (income) loss attributable to noncontrolling interest	(13)	116	(111)	(988)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(858)	872	(4,988)	(6,192)

EBITDA	14,443	12,933	35,006	31,000

Other non operating expenses	1,785	1,437	3,735	2,726
Other non operating expense from unconsolidated joint ventures	171	435	1,652	1,892
Restructuring and disposal costs	2,162	3,500	14,531	11,451
Development costs	781	619	4,709	2,987
Impairment loss on receivables from managed hotel and unconsolidated joint venture	—	87	—	6,029
Stock based compensation expense	351	525	3,447	4,077
Gain on asset sales	(2,005)	(2,005)	(8,020)	(8,020)

Adjusted EBITDA	$17,688	$17,531	$55,060	$52,142

Adjusted EBITDA, Excluding The Light Group	$16,195	$16,079	$48,723	$43,939

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2014	2013	Change	2014	2013	Change
Hudson	$7,881	$8,244	-4%	$21,788	$20,851	4%
Delano South Beach	5,470	4,913	11%	19,426	16,423	18%
Clift	1,393	1,415	-2%	7,734	7,010	10%

Owned Comparable Hotels (2)	14,744	14,572	1%	48,948	44,284	11%
Mondrian SoHo - Joint Venture	875	760	15%	2,753	2,484	11%
Mondrian South Beach - Joint Venture (3)	(22)	227	-110%	84	504	-83%
Shore Club (4)	—	98	-100%	—	290	-100%
St Martins Lane food and beverage (5)	—	238	-100%	—	—	0%
Sanderson food and beverage (5)	—	146	-100%	—	—	0%
Las Vegas restaurant leases (6)	720	925	-22%	3,987	2,555	56%
Ames (7)	—	—	0%	—	(95)	-100%

Other Hotel and F&B EBITDA	1,573	2,394	166%	6,824	5,738	219%

Total Hotel and F&B EBITDA	$16,317	$16,966	-4%	$55,772	$50,022	11%

(1)	For joint venture hotels, represents the Company’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects the Company’s comparable owned hotels.
(3)	Effective March 6, 2015, the Company no longer holds any equity ownership in Mondrian SoHo.
(4)	Effective December 30, 2013, the Company no longer had a meaningful ownership interest in Shore Club. Prior to December 30, 2013, the Company owned Shore Club through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 7%. The Company continues to manage Shore Club.
(5)	The Company owned 100% of the food and beverge joint venture entity which leased and operated all food and beverage venues located at Sanderson and St Martins Lane. MHG continued to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner. Effective January 1, 2014, the Company transferred all of its ownerhship interest in the food and beverage venues at St Martins Lane to the hotel owner. The Company will continue to manage the transferred food and beverage venues. The Company continues to lease and operate certain food and beverage venues at Sanderson. Amounts presented represent the respective hotels’ food and beverage EBITDA, after management fees.
(6)	Reflects EBITDA from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas which the Company acquired in August 2012. The three venues were re-concepted and renovated and opened in December 2012, February 2013 and July 2013, respectively.
(7)	On April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2014	2013	Change	2014	2013	Change
Hudson	$18,701	$19,489	-4%	$66,144	$66,505	-1%
Delano South Beach	6,695	7,045	-5%	26,019	25,485	2%
Clift	7,625	6,986	9%	31,618	28,833	10%

Total Owned Hotels	$33,021	$33,520	-1%	$123,781	$120,823	2%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2014	2013	Change	2014	2013	Change
Hudson	$24,178	$24,073	0%	$85,177	$81,534	4%
Delano South Beach	13,027	13,048	0%	48,840	47,504	3%
Clift	10,962	10,496	4%	44,061	42,102	5%

Total Owned Hotels	$48,167	$47,617	1%	$178,078	$171,140	4%

Balance Sheets

(In thousands)

	December 31,	December 31,
	2014	2013
ASSETS:
Property and equipment, net	$277,825	$292,496
Goodwill	54,057	54,057
Investments in and advances to unconsolidated joint ventures	10,492	10,492
Assets held for sale	34,284	41,668
Cash and cash equivalents	13,493	10,025
Restricted cash	13,939	22,144
Accounts receivable, net	10,475	13,833
Related party receivables	3,560	3,694
Prepaid expenses and other assets	8,493	10,162
Deferred tax asset, net	77,204	78,758
Other assets, net	47,422	33,878

Total assets	$551,244	$571,207

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$605,743	$541,940
Debt of assets held for sale	—	18,811
Accounts payable and accrued liabilities	32,524	39,340
Accounts payable and accrued liabilities of assets held for sale	1,128	2,287
Deferred gain on asset sales	125,398	133,419
Other liabilities	13,866	13,891

Total liabilities	778,659	749,688

Redeemable noncontrolling interest	5,042	4,953
Commitments and contingencies

Total Morgans Hotel Group Co. stockholders’ deficit	(233,006)	(183,924)
Noncontrolling interest	549	490

Total deficit	(232,457)	(183,434)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$551,244	$571,207